Exhibit 10

PARAMETRIC TECHNOLOGY CORPORATION

2009 Executive Cash Incentive Performance Plan

1. Purpose. The purpose of the Plan is to provide incentives in the form of cash bonuses to the Company’s executive officers who make significant contributions to the Company’s success and profitability. Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. This Plan amends and restates the Executive Incentive Performance Plan adopted December 7, 2004.

2. Administration. This Plan shall be administered by the Committee. Subject to the express terms of the Plan, the Committee shall have full power and authority to construe, interpret and administer the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, regulations, policies, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, necessary or appropriate for the administration of the Plan. The Committee’s decisions hereunder shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus Award.

3. Eligibility. Executive officers capable of contributing to the successful performance of the Company are eligible to receive Bonus Awards for a Performance Period under the Plan, as selected by the Committee in its sole discretion. No officer shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant for any other Performance Period.

4. Bonus Awards.

(a) The Committee, in its sole discretion, shall from time to time: (i) determine the executive officers who will participate in the Plan; (ii) set one or more potential bonus amounts for each Participant for each Performance Period; (iii) establish Performance Goals and any other terms and conditions applicable to Participants’ Bonus Awards for each Performance Period; (iv) calculate and determine each Participant’s level of attainment of such goals; and (v) calculate the Bonus Award for each Participant based upon such level of attainment.

(b) A Participant’s potential bonus(es) and applicable Performance Goals established under the Plan shall be evidenced by a writing delivered to the Participant prior to or during the Performance Period for which such Bonus Award may be made and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c) Bonus Awards will be earned by a Participant based upon the level of attainment of his or her Performance Goals during the Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion notwithstanding the achievement of any of the stated Performance Goals.

(d) Unless otherwise determined by the Committee, each Bonus Award awarded under the Plan shall be a Section 162(m) Bonus Award and will be subject to the following requirements:

(i) No Section 162(m) Bonus Award may be paid in years after 2009 unless and until the Company’s shareholders have approved the Plan in a manner which complies with the shareholder approval requirements set forth in Section 162(m) of the Code or any successor provision.

(ii) The maximum amount of a Section 162(m) Bonus Award that may be paid to any Participant based on one or more Performance Periods ending in a fiscal year shall be [$10 million].

(iii) The Performance Goals, and the maximum, target and/or threshold (as applicable) bonus amounts payable upon attainment thereof, must be established by the Committee within the time period required to qualify for the performance-based compensation exception to Section 162(m) of the Code or any successor provision.

(iv) No Section 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Goals.

5. Performance Goals. Performance Goals shall relate to the performance (defined by absolute and/or relative measures) of the Company, any of its divisions, business units, subsidiaries, products or lines of business, and/or the Participant individually. The Committee may determine the threshold, target(s), or other levels of performance that must be achieved, with corresponding threshold, target, maximum, upside, or other bonus payments contingent upon the attainment of the relevant Performance Goals. In establishing the performance levels, the Committee may specify the measures to be used to evaluate Performance Goal achievement and the weighting of each Performance Goal. Performance Goals may be measured: individually, alternatively or in any combination, including through an index; with respect to the Company, a Company subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, the impact of changes in foreign exchange rates or the results of discontinued operations or products.

6. Payments.

(a) Within a reasonable time after the end of any Performance Period (which may at the Committee’s discretion be after the Company’s receipt of an audit opinion on its financial statements in the case of a fiscal year period) and before payment of any Bonus Award, the Committee shall determine the extent to which the respective Performance Goals and any other material terms of the Bonus Awards have been satisfied. Except as provided in an employment or other agreement between the Participant and the Company, a Participant shall be eligible to receive payment of the Bonus Award earned during a Performance Period if the Participant is employed on the last day of the Performance Period and regardless of any subsequent termination of employment prior to the actual payment of the Bonus Award. Payment of an earned Bonus Award shall be made in cash and shall made no later than March 15 of the calendar year following the close of the Performance Period (or if later, by the 15th day of the third month following the end of the Company’s fiscal year containing the last day of the Performance Period).

(b) The Committee shall determine the effect on any payment under the Plan of the disability or death of a Participant. The Committee may in its discretion at any time modify or terminate any Participant’s eligibility for any payment hereunder if the Committee determines that the Participant has engaged in activity in competition with, or otherwise harmful to the interests of, the Company. Except as provided in the preceding sentence or in Section 7 below, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to any Section 162(m) Bonus Award to waive the achievement of the applicable Performance Goals, to increase the amount payable pursuant thereto or otherwise take any action, that would cause such award to cease to qualify as a Section 162(m) Bonus Award.

7. Change in Control. In order to preserve a Participant’s rights hereunder in the event of a Change in Control, the Committee in its discretion may, at any time, take one or more of the following actions: (i) provide for the acceleration of any time period relating to any payment hereunder, (ii) provide for payment to the Participant upon the Change in Control of cash or other property equal to the amount that would otherwise have been paid hereunder, (iii) adjust the criteria applicable to the payment of any amount hereunder in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Company’s obligations under this Plan to be assumed, or new obligations substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

8. Definitions. As used in the Plan, the following capitalized shall have the meanings indicated:

“Board” means the Board of Directors of the Company.

“Bonus Award” means a cash award, as determined by the Committee, to be granted to a Participant subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

“Change in Control” means the occurrence of any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii) individuals who, as of the date of adoption hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the adoption hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered to be a member of the Incumbent Board;

(iii) the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Committee in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee appointed by the Board to administer the Plan and comprised of not less than two members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Participant” means any executive officer selected by the Committee to participate in the Plan.

“Performance Goals” means objective performance criteria established by the Committee with respect to Section 162(m) Bonus Awards. Performance Goals may be based on any one or more of the following criteria: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration.

“Performance Period” means the period of time during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company or other period as determined by the Committee.

“Plan” means the Parametric Technology Corporation 2009 Executive Cash Incentive Performance Plan.

“Section 162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code.

9. Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets for payment under the Plan, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of any amount payable under the Plan. Any liability of the Company to any Participant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

10. Non-Transferability. A Participant shall not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan other than by will or the laws of descent and distribution. Any attempted disposition shall be null and void.

11. No Right to Continued Employment. Neither the adoption, maintenance or operation of the Plan nor any notification of a potential bonus hereunder shall confer upon any person any right with respect to continued employment with the Company nor shall they interfere with the rights of the Company at any time to terminate or otherwise change the terms of his or her employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any of its affiliates.

12. Withholding. The Company shall withhold or cause to be withheld from any or all cash payments paid under the Plan all amounts necessary to satisfy all federal, state, local, foreign and other taxes required by law to be withheld with respect to such payments.

13. Amendment and Termination of Plan. The Committee may, from time to time, amend, suspend or terminate the Plan in order to comply with any legal requirements or for any other purpose, or no purpose, as permitted by law; provided, however, that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Section 162(m) Bonus Award to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code. The Committee shall determine the effect of any such action on any proposed payment(s) under the Plan. The material terms of the Performance Goals shall be submitted to the Company’s shareholders for reapproval at such times as are required for the Bonus Awards to qualify as performance-based compensation under Section 162(m) of the Code.

14. Governing Law. The Plan shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

Adopted November 3, 2009